Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Advantage Solutions Inc. of our report dated May 4, 2017 relating to the financial statements of Advantage Sales & Marketing Inc. (Predecessor), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, CA

May 4, 2017